Mail Stop 4628
                                                          October 3, 2018


Via Email
Mr. Andrew G. Inglis,
Chairman of the Board and Chief Executive Officer
Kosmos Energy Ltd.
Clarendon House
2 Church Street
Hamilton, Bermuda HM 11

       Re:    Kosmos Energy Ltd.
              Form 10-K for the Fiscal Year ended December 31, 2017 Filed February 26, 2018
              File No. 001-35167

Dear Mr. Inglis:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Brad Skinner

                                                          Brad Skinner
                                                          Senior Assistant
Chief Accountant
                                                          Office of Natural
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